Exhibit 10.27

FIRST AMENDMENT TO
LONG-TERM CASH INCENTIVE AWARD
This First Amendment (the “Amendment”) to that certain Long-Term Cash Incentive Award Agreement dated April 1, 2024 (the “Original Agreement”), a copy of which is included as Exhibit A to this Agreement, by ATI Physical Therapy, Inc. (the “Company”), and Christopher Cox, is made as of February 18, 2025 (the “Amendment Date”). The term “Agreement” shall mean the Original Agreement, as modified by this Amendment, and all other capitalized terms used but not otherwise defined herein shall have the meanings given them in the Original Agreement.
WHEREAS, the Company has agreed to amend the Original Agreement to adjust the vesting of the LTI Award.
NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable considerations, the parties agree as follows:
1.Section 1of the Original Agreement shall read in its entirety as follows:
“1. You are eligible to receive an incentive award in the aggregate amount of $ 500,000 (the “LTI Award”). One-third (1/3rd) of the LTI Award is eligible to vest on April 1, 2025, and the remaining Two-Thirds (2/3rds) of the LTI Award is eligible to vest on April 1, 2026, subject to your continued employment with the Company through the applicable vesting date (each such date, a “Vesting Date”). The vested portion of your LTI Award shall be paid to you in cash, less applicable tax withholdings, on the Company’s next regular payroll date following the applicable Vesting Date. If your employment with the Company terminates for any reason prior to a Vesting Date, you will forfeit the unvested portion of the LTI Award.”
2.No Other Changes. Except as expressly modified hereby, all other terms and conditions of the Original Agreement remain unchanged and in full force and effect and shall govern and apply to all matters contemplated by this Amendment.
3.Counterparts and Facsimile/PDF Signatures. This Amendment may be executed simultaneously in two or more counterparts, anyone of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. The parties hereto agree that facsimile transmission or PDF of original signatures shall constitute and be accepted as original signatures.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Amendment to be effective as of the Amendment Date.

ATI PHYSICAL THERAPY, INC.

By:/s/ Sharon Vitti
Name: Sharon Vitti
Title: CEO

PARTICIPANT

/s/ Christopher Cox
Christopher Cox

[Signature Page to First Amendment to Employment Agreement]

Exhibit A

Original Agreement

04/01/2024

CHRISTOPHER COX
Via electronic mail

Re: Long-Term Cash Incentive Award
Dear    CHRISTOPHER COX    :
On behalf of ATI Physical Therapy (“ATI” or the “Company”), this letter (this “Agreement”) outlines the terms and conditions of your Long-Term Cash Incentive Award. This award is being granted in lieu of the specified restricted stock and options grant contemplated for 2024 by Section 5.3 of your Employment Agreement, and you agree that the LTI Award (defined below) satisfies the terms of Section 5.3, in addition to such other award as may be granted by the Company’s Board or Compensation Committee in 2024.
1.You are eligible to receive an incentive award in the aggregate amount of $ 500,000 (the “LTI Award”). One-third (1/3rd) of the LTI Award is eligible to vest on each of the first three anniversaries of 04/01/2024, subject to your continued employment with the Company through the applicable vesting date (each such date, a “Vesting Date”). The vested portion of your LTI Award shall be paid to you in cash, less applicable tax withholdings, on the Company’s next regular payroll date following the applicable Vesting Date. If your employment with the Company terminates for any reason prior to a Vesting Date, you will forfeit the unvested portion of the LTI Award.

2.It is intended that payments under this Agreement qualify as short-term deferrals exempt from the requirements of Section 409A of the U.S. Internal Revenue Code (the “Code”). In the event that the LTI Award does not qualify for treatment as an exempt short-term deferral, it is intended that such LTI Award will satisfy the requirements of Section 409A of the Code. This Agreement shall be interpreted and construed accordingly. In no event whatsoever will the Company or any of its subsidiaries or any of their respective directors, officers, agents, attorneys, employees, shareholders, investors, managers, fiduciaries, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.

3.Neither the LTI Award nor this Agreement shall be construed as giving you the right to be retained in the employ of the Company. By entering into the Agreement and accepting the grant of the LTI Award you acknowledge, understand and agree that (a) the grant of the LTI Award is a one-time benefit which does not create any contractual or other right to receive future grants, or benefits in lieu of cash awards, even if awards have been granted in the past;(b) all determinations with respect to any future awards or other grants, if any, including, but not limited to, the times when awards or other grants shall be made, the award amounts or other grants and the vesting schedule, will be at the Company’s sole discretion; (c) the LTI Award and any payments are not part of normal or expected compensation or salary for any purpose, including, but not limited to, of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar mandatory payments; (d) in the event of termination of your employment (for any reason whatsoever) prior to a Vesting Date, your right to vest in the LTI Award will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment contract, if any), and the Company will have the exclusive discretion to determine when you are no longer actively employed for purposes of this Agreement (including whether you may still be considered to be employed while on an approved leave of absence); (e) unless otherwise provided by the Company in its discretion, the award and the benefits under the LTI Award will not automatically transfer to another company in the case of a merger, take-over or transfer of liability, and as evidenced by this Agreement do not create any entitlement to have the award or any such benefits transferred to, or assumed by another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the LTI Award; and (f) notwithstanding anything in this Agreement to the contrary, if, at any time specified herein for the issuance of the LTI Award payout to you, any law, regulation or requirement of any governmental authority having jurisdiction shall require either the Company or you to take any action in connection with the payout then to be issued, the issuance of such payout shall be deferred until such action shall have been taken.
4.Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns. Your rights under this Agreement are not assignable by you.

5.Entire Agreement; Amendments; Counterparts; Severability. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, whether written or oral, between the parties. This Agreement may not be altered or modified other than in a writing signed by you and an authorized representative of the Company. This Agreement may be signed in counterparts and by electronic signature, all of which, along with any facsimile or scanned email versions, will be deemed an original. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

6.Choice of Law. This Agreement is to be interpreted and governed by the laws of Delaware.

Please indicate your acceptance of the terms of this Agreement by signing below and returning a fully executed copy to me.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATI Physical Therapy

By: /s/ Joseph Jordan
Name: Joseph Jordan
Title: Chief Finance Officer

Agreed and Accepted:

/s/ Christopher Cox
Name: Christopher Cox
Date: 07/25/2024